Exhibit 99.1

GigCapital8 Corp. Announces the Separate Trading of its Class A Ordinary Shares and Rights Commencing October 27, 2025

Palo Alto, CA, October 23, 2025 (BUSINESS WIRE) – GigCapital8 Corp. (NASDAQ: GIWWU) (the “Company”), a Cayman Islands exempted company, announced today that holders of the Company’s public units may elect to separately trade the Class A ordinary shares and rights underlying such public units commencing on October 27, 2025. Each unit consists of one Class A ordinary share and one right to receive one-fifth of one Class A ordinary share. Each five rights entitles the holder to receive one Class A ordinary share of the Company upon the consummation of a business combination. For each public unit, one Class A ordinary share and one-fifth of one right will be issued.

Those public units not separated will continue to trade under the symbol “GIWWU.” The Class A ordinary shares and rights are expected to trade under the ticker symbols “GIW” and “GIWWR,” respectively. Holders of public units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the public units into Class A ordinary shares and rights.

The public units were initially offered by the Company in an underwritten offering, and D. Boral Capital LLC acted as sole book-running manager in the offering.

A final prospectus relating to and describing the final terms of the offering has been filed with the SEC. The offering was made only by means of a prospectus, copies of which may be obtained by contacting D. Boral Capital LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York, by telephone at (212) 970-5150 or by email at dbccapitalmarkets@dboralcapital.com. Copies of the final prospectus can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GigCapital8 Corp.

GigCapital8 Corp. is a Private-to-Public Equity (PPE)™ company, also known as a special purpose acquisition company (SPAC), with a Mentor-Investor™ methodology and a mission to partner with a high technology differentiating company to forge a successful path to the public markets through a business combination. GigCapital8 Corp. aims to partner with an innovative company with exceptional leaders in order to create an industry-leading partnership that will be successful for years to come.

Private-to-Public Equity (PPE)™ and “Mentor-Investor™ are trademarks of GigManagement, LLC, a member entity of GigCapital Global and affiliate of GigCapital8 Corp., used pursuant to agreement.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the separation of the public units into Class A ordinary shares and warrants. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Exhibit 99.1

Contact

Christine M. Marshall

Chief Financial Officer

christine@gigcapitalglobal.com

(650) 276-7040